                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the inclusion of our report dated February 17, 1999 on our audits of the consolidated financial statements of Community Savings Bank of Burlingtion, SSB as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 in each of the Application to Convert a Mutual Savings Bank to a Stock Owned Savings Bank of Community Savings Bank, SSB and the Registration Statement (Form SB-2) and the related Prospectus of First Community Financial Corporation for the registration of shares of its common stock and to the reference to our firm under the caption "Experts".


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP



Raleigh, North Carolina
April 19, 1999